THURSDAY, OCTOBER 22, 1998



           BANKERS TRUST REPORTS THIRD QUARTER RESULTS


New York, October 22, 1998 -- Bankers Trust Corporation (BT) today reported a loss of $488 million, or $4.98 loss per share, in the third quarter of 1998. In the third quarter of 1997, the Corporation earned $246 million, or $2.19 net income per share.

Frank Newman, chairman of the board and chief executive officer, said: "This quarter's disappointing net loss occurred during one of the most severe global market dislocations in the post-World War II period. Equity markets declined, risk premiums in debt markets widened, and investment banking activity slowed markedly. Bankers Trust sustained significant losses in emerging market debt, high-yield debt and in our equity holdings. These losses were only partially offset by positive results in our more stable businesses -- Australia/New Zealand/International Funds Management, Global Institutional Services, and the Private Client Services Group.

"To succeed in this challenging environment, Bankers Trust has accelerated actions to reduce the Firm's risk profile and launched an aggressive cost-reduction program. In Emerging Markets, we have reduced cross-border exposures to approximately 4% of total assets from 8% at the beginning of the year. Our emerging market activities will be folded into our core businesses and will no longer operate as a separate business unit.

"Our expense-reduction goal is to lower annual base operating costs by $300 million or 8% annually. This program will emphasize lowering costs in businesses where we foresee reduced capital flows and on generally improving the efficiency of the Firm. It will have only a minimal impact on our more stable businesses, where we see continued opportunity for growth.

"Despite this quarter's loss, Bankers Trust remains well capitalized, with a strong balance sheet. I am confident that we have the necessary resources and have taken the right action to weather current market conditions. We will continue to ensure that we are strongly positioned to provide our clients with the highest quality service across the full range of our capabilities.

Trading and securities losses for the quarter, including trading-related net interest income and losses on securities available for sale, were $409 million. These losses are primarily attributable to charges to reduce Bankers Trust's exposure to Russian Federation securities to 10% of face value, mark-to-market losses on high-yield securities reflecting widening credit spreads, and losses in global equity activities caused by increased market volatility. In addition, due to uncertainties in Emerging Markets, primarily Asia, the Corporation recorded a $110 million provision for credit losses. Finally, the third quarter results were reduced by mark-to-market losses on investments in the Firm's private equity portfolio.

At September 30, 1998, total cash basis loans were $257 million, unchanged from June 30, 1998 and down from $298 million at September 30, 1997. Other nonperforming assets (primarily trading) at September 30, 1998 were $375 million, down from $447 million at June 30, 1998 and up from $5 million at September 30, 1997. The decrease in the current quarter was primarily due to charge-offs. At September 30, 1998, the Corporation's Emerging Markets cross- border exposures to Asia, Latin America and Russia were $6.6 billion, down 44% from $11.8 billion at December 31, 1997.

In light of recent public attention surrounding hedge funds, the Corporation is providing the following information about its hedge fund activities. The amount owed to the Firm by hedge funds under foreign exchange and derivative contracts was $834 million at September 30, 1998. This entire amount is under daily mark-to-market agreements that require cash or U.S. Treasury securities as collateral. All collateral calls under these agreements have been met. In addition, outstanding loans and commitments to hedge funds not covered by

                                2
collateral agreements were approximately $40 million. The Corporation made a $300 million equity investment in Long-Term Capital Management, L.P. in connection with the recent recapitalization of that entity. In addition, the Corporation has approximately $225 million of proprietary equity investments in approximately 50 other hedge funds with no single investment larger than $20 million. The Corporation also finances trading positions for hedge funds through reverse repurchase agreements, all of which are fully collateralized. Also the Corporation structures for other clients, principally large pension funds, certain transactions that facilitate their investments in hedge funds. The Corporation's credit risk in these structures lies with the client investor and not with the hedge fund.

Management is implementing a cost-reduction program across the Firm, with the goal of achieving a $300 million reduction in annual base operating expenses. Base operating expenses exclude performance-based incentives and provisions for policyholder benefits. The program will target all costs, but will focus primarily on personnel and agency and professional service costs. The program should be fully phased in within 12 months with most actions taken by the 1999 first quarter. In order to accomplish these expense reductions, it is expected that a restructuring charge will be incurred in the 1998 fourth quarter.

As of September 30, 1998, the Corporation estimates that its ratios of Tier 1 Capital and Total Capital to risk-weighted assets were 7.06% and 13.28%, respectively. These ratios continue to exceed the regulatory standard for well-capitalized
banking organizations of 6% and 10%, respectively.  The   Tier 1
Capital ratio declined 108 basis points and the Total Capital ratio declined 95 basis points from June 30, 1998. The primary cause for these declines was the impact on Tier 1 Capital and on Total Capital of the net loss for the third quarter. This impact was partially offset by a significant reduction in risk-weighted assets.




                                3
The Corporation's third quarter 1998 Leverage ratio is estimated to be 2.94%, a decrease of 73 basis points from the 1998 second quarter. This decrease was caused by the aforementioned decline in Tier 1 Capital combined with a quarterly average assets figure that includes higher balances in place early in the third quarter. The Leverage ratio calculated using period-end assets was 3.30%.

Separately, the Corporation's primary banking subsidiary, Bankers Trust Company, estimates that its ratios for Tier 1 Capital and Total Capital to risk-weighted assets were 10.53% and 14.68%, respectively, at September 30, 1998. These ratios are well above the regulatory standards for well-capitalized depository institutions of 6% and 10%, respectively. Additionally, Bankers Trust Company estimates that its Leverage ratio for the 1998 third quarter is 5.32%.





















                                4

ORGANIZATIONAL HIGHLIGHTS*
                                    Total Non-   Pretax     Net
Third Quarter 1998             Total  Interest  Income/ Income/
(in millions)                Revenue  Expenses   (Loss)  (Loss)
Investment Banking             $ 153    $  358   $(205)  $(142)
Trading & Sales                    7       147    (140)    (97)
Global Institutional Services    256       216       40      28
Private Client Services Group    165       136       29      20
Australia/New Zealand/Int'l
 Funds Mgmt                      163       108       55      38
Emerging Markets Group:
 Latin America                    49       131     (82)    (56)
 Emerging Europe, Mid East
    & Africa                   (198)        16    (214)   (148)
 Asia                          (122)        30    (152)   (105)
Corporate/Other                  (2)        36     (38)    (26)
Total                          $ 471    $1,178   $(707)  $(488)

                                    Total Non-   Pretax     Net
Second Quarter 1998            Total  Interest  Income/ Income/
(in millions)                Revenue  Expenses   (Loss)  (Loss)
Investment Banking            $  560    $  433    $ 127    $ 91
Trading & Sales                  244       144      100      72
Global Institutional Services    262       233       29      21
Private Client Services Group    193       157       36      26
Australia/New Zealand/Int'l
 Funds Mgmt                      162       115       47      34
Emerging Markets Group:
 Latin America                    84       127     (43)    (30)
 Emerging Europe, Mid East
   & Africa                       29        26       3       2
 Asia                              8        42     (34)    (25)
Corporate/Other                    6        43     (37)    (27)
Total                         $1,548    $1,320    $ 228    $164

                                    Total Non-   Pretax     Net
Third Quarter 1997             Total  Interest  Income/ Income/
(in millions)                Revenue  Expenses   (Loss)  (Loss)
Investment Banking            $  650    $  428   $  222    $157
Trading & Sales                  132       119       13       9
Global Institutional Services    243       229       14      10
Private Client Services Group    177       158       19      13
Australia/New Zealand/Int'l
 Funds Mgmt                      140       116       24      17
Emerging Markets Group:
 Latin America                   204       141       63      44
 Emerging Europe, Mid East
   & Africa                       42        32      10       7
 Asia                             39        50     (11)     (8)
Corporate/Other                  143       146      (3)     (3)
Total                         $1,770    $1,419     $351    $246

* Organizational Unit business results are determined based on the Corporation's internal management accounting process, which allocates revenue and expenses among the organizational
units.  Because the Corporation's business is diverse in nature and its operations are integrated, it is impractical to segregate respective contributions of the organizational units with precision. As a result, estimates and judgments have been made to apportion revenue and expense items. In addition, certain revenue and expenses have been segregated and reported in Corporate/Other because, in the
opinion of management, they could not be reasonably allocated or because their contributions to a particular organizational unit would be distortive.  In order to provide comparability from one period to the next, the Corporation will generally restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure.
                                5
Organizational Unit Results

The Investment Banking business recorded a net loss of $142 million in the third quarter of 1998 compared to net income of $157 million in the prior year quarter and net income of $91 million in the second quarter of 1998. The current quarter included losses related to widening credit spreads on high-yield debt securities and mark-to-market losses on investments in the unit's private equity portfolio. In addition, corporate finance activity declined from the previous quarters due to the poor market environment. The second quarter of 1998 included charges related to repositioning of European equity businesses, consisting of valuation adjustments to Bankers Trust's trading assets and integration costs associated with the acquisition of NatWest Markets' European equities business.

Trading & Sales recorded a net loss of $97 million in the third quarter of 1998, compared to net income of $9 million in the 1997 third quarter and net income of $72 million in the previous quarter. Despite the difficult market environment, this unit produced positive revenue during the third quarter of 1998 primarily due to strong client-related activities. The current quarter also reflected losses attributable to widening credit spreads and increased market volatility in global equity markets during the quarter.

Global Institutional Services contributed $28 million of net income in the third quarter of 1998, up $18 million from the 1997 third quarter and up $7 million from the previous quarter. As compared to the prior year period, the third quarter of 1998 included improved revenue from corporate trust and agency services and cash management services.

The Corporation's Private Client Services Group business recorded net income of $20 million for the current quarter, up $7 million from the prior year period and down $6 million from the previous quarter. Lower U.S. private client commissions were a major contributor to the decline from the second quarter of 1998.

Net income of the Australia/New Zealand/International Funds Management business was $38 million in the third quarter of 1998, up $21 million from the third quarter of 1997 and up $4 million from the previous quarter despite a decline in Australian dollar/US dollar exchange rates. If the effects of Australian dollar depreciation are excluded, performance would be better by an additional $3 million when compared to the third quarter of 1997 and $2 million when compared to the previous quarter. The current quarter's improvement was largely due to a strong performance by the Australian and New Zealand Sales and Trading group. As compared to the previous quarter, trading results were offset in part by lower corporate finance fees.

Emerging Markets Group net loss was $309 million in the current quarter, compared to net income of $43 million in the prior year period and a net loss of $53 million in the second quarter of 1998. The net loss was primarily attributable to Russia and deteriorating credit conditions in Asia.

  Latin America - Trading losses and losses on securities available for sale negatively impacted the current quarter and the second quarter of 1998. The prior year's quarter included an after-tax gain of $20 million resulting from the completion of the final stage on the sale of 50% of the Corporation's stake in Consorcio, a Chilean insurance company.



                                6

  Emerging Europe, Middle East & Africa - The current quarter included charges to reduce the carrying amount of exposure to Russian Federation securities to 10% of face value. This unit also recorded a $20 million provision for credit losses in the third quarter of 1998.

  Asia - The current quarter included a $90 million provision for credit losses, losses on securities available for sale and lower trading revenue. The second quarter of 1998 reflected both the impact of a $60 million provision for trading-related credit losses as well as valuation adjustments to trading assets.

Corporate/Other includes the income and expenses of smaller businesses that are not included in the main organizational units as well as some activities not associated with specific business lines. It also includes the funding benefit attributed to the Corporation's capital related to these areas. Corporate/Other net loss was $26 million in the third quarter of 1998, compared with a net loss of $3 million in the third quarter of 1997 and a net loss of $27 million in the second quarter of 1998.


QUARTERLY FINANCIAL COMPARISONS

Third Quarter 1998 Versus Third Quarter 1997

Net loss for the third quarter of 1998 was $488 million as compared to $246 million of net income earned in the third quarter of 1997. The results for the third quarter of 1998, which were significantly affected by turmoil in global and equity markets, include trading losses, losses on securities available for sale, and a $110 million provision for credit losses.

Third quarter 1998 combined trading revenue and trading-related net interest revenue before the provision for trading-related credit losses was a loss of $284 million, a decrease of $776 million from the third quarter of 1997. The decline is primarily attributable to mark-to-market losses on high-yield securities, losses in global proprietary equity portfolios and Russian related trading losses. Page 12 shows combined trading results by organizational unit.

Fiduciary and funds management revenue was $273 million in the third quarter of 1998, down $4 million from the prior year period. The current quarter reflected lower client processing fees and lower performance-based fees offset partly by higher global private banking commissions. At September 30, 1998, assets under management were $357 billion compared to $302 billion at September 30, 1997.

Difficult market conditions affected corporate finance fees, which were down 21% from the third quarter of 1997. Lower underwriting and loan syndication fees were offset partly by higher merger and acquisition fees.

Other fees and commissions of $218 million increased $60 million from the prior year quarter. Increased customer trading activity primarily due to the acquisition of NatWest Markets' European equities business resulted in higher fees for brokerage services.

Net revenue from equity investments decreased $74 million from the prior year period resulting from the poor market environment.



                                7

Securities available for sale losses totaled $125 million compared to securities available for sale gains of $18 million in the prior year period. The current quarter included other-than-temporary impairment writedowns on Russian, Asian and Latin
American debt securities.

Other noninterest revenue was a negative $35 million compared to $171 million in the prior year period. The current quarter included losses from mark-to-market adjustments on venture capital equity securities. Included in the results of the third quarter of 1997 was a pre-tax gain of $76 million on the sale of 280 Park Avenue, a midtown Manhattan office building, as well as the remaining gain resulting from the completion of the final stage in the sale of 50% of the Corporation's stake in Consorcio.

As compared to the third quarter of 1997, salaries and commissions expense increased $33 million, or 10%, primarily due to an increase in the average number of employees.

Incentive compensation and employee benefits decreased $257 million, or 47%, from the prior year quarter due to the decline in financial performance.

During the third quarter of 1997, the Corporation recognized $57 million in pre-tax restructuring charges associated with the merger with Alex. Brown, such as severance, lease terminations and direct costs of completing the merger.


Third Quarter 1998 versus Second Quarter 1998

Net loss for the third quarter of 1998 was $488 million as compared to $164 million of net income earned in the second quarter of 1998. The results for the third quarter of 1998, which were significantly affected by turmoil in global and equity markets, include trading losses, losses on securities available for sale and a $110 million provision for credit losses.

Third quarter 1998 combined trading revenue and trading-related net interest revenue before the provision for trading-related credit losses was a loss of $284 million. This was a decrease of $526 million from the second quarter of 1998. The decline is primarily attributable to mark-to-market losses on high-yield securities, losses in global proprietary equity portfolios and Russian related trading losses. Page 12 shows combined trading results by organizational unit.

Fiduciary and funds management revenue was $273 million in the third quarter of 1998, down $12 million from the second quarter of 1998. The decrease was primarily due to lower global private banking commissions and lower performance-based fees. At September 30, 1998, assets under management were approximately $357 billion compared to $365 billion at June 30, 1998.

Difficult market conditions affected corporate finance fees, which were down $150 million from the second quarter of 1998.
Underwriting fees and loan syndication fees declined from the previous quarter.

Other fees and commissions of $218 million increased $12 million from the second quarter of 1998. Increased customer trading activity primarily due to the acquisition of NatWest Markets' European equities business resulted in higher fees for brokerage services.



                                8

Net revenue from equity investments decreased $74 million from the previous quarter. The poor market environment affected the current quarter.

Securities available for sale losses totaled $125 million as compared to securities available for sale gains of $50 million in the previous quarter. The current quarter reflected other-than-temporary impairment writedowns on Russian, Asian and Latin American debt securities.

Insurance premiums revenue increased $15 million, or 25%, mainly due to higher revenue from new annuity sales.

Other noninterest revenue was a negative $35 million in the current quarter, compared to $80 million in the prior quarter.
The current quarter included losses from mark-to-market adjustments on venture capital equity securities.

Incentive compensation and employee benefits decreased $131 million due to the decline in financial performance.

Agency and other professional service fees decreased $25 million, or 17%, from the previous quarter. The second quarter of 1998 included integration costs associated with the acquisition of NatWest Markets' European equities business.






The remainder of this release contains the following tables:
                                                            Page
     1. BTC Condensed Consolidated Quarterly Statement
         of Income                                           10
     2. BTC Condensed Consolidated Year-To-Date Statement
         of Income                                           11
     3. Combined Trading Revenue and Trading-Related Net
         Interest Revenue                                    12
     4. Net Interest Revenue                                 12
     5. BTC Consolidated Balance Sheet                       13
     6. Stock and Capital Data                               14
     7. Nonperforming Assets and Allowance for Credit Losses 15
     8. Emerging Markets Cross-Border Exposures              16

For additional information, contact William McBride, 212-250-7961. Bankers Trust news releases, including quarterly results, are available on the Internet (http://www.bankerstrust.com/earnings).















                                9


           BANKERS TRUST CORPORATION AND SUBSIDIARIES
      CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME
              (in millions, except per share data)
                           (unaudited)


                                         Third   Second   Third
                                       Quarter  Quarter Quarter
                                          1997     1998    1998
REVENUE
  Net interest revenue                  $  315   $  366  $  336
  Trading revenue*                         387       97   (401)
  Credit loss provision-loans                -        -    (20)
  Credit loss provision-trading           (10)     (60)    (90)
  Fiduciary & funds management             277      285     273
  Corporate finance fees                   305      392     242
  Other fees & commissions                 158      206     218
  Net revenue from equity investments       73       73      (1)
  Securities available for sale
     gains (losses)                         18       50    (125)
  Insurance premiums                        76       59      74
  Other                                    171       80    (35)
Total revenue                            1,770    1,548     471
EXPENSES
  Salaries and commissions                 333      361     366
  Incentive compensation &
    employee benefits                      543      417     286
  Agency & other professional
    service fees                           105      147     122
  Communication & data services             58       61      65
  Occupancy, net                            45       54      56
  Furniture & equipment                     55       56      65
  Travel & entertainment                    36       42      44
  Provision for policyholder benefits       90       74      92
  Other                                     97      108      82
  Restructuring charges                     57        -       -
Total expenses                           1,419    1,320   1,178
Income (loss) before income taxes          351      228   (707)
Income taxes (benefit)                     105       64   (219)

NET INCOME (LOSS)                       $  246   $  164 $ (488)

NET INCOME (LOSS) APPLICABLE
   TO COMMON STOCK                      $  235   $  155 $ (494)

Cash dividends declared per common share $1.00   $1.00    $1.00

EARNINGS (LOSS) PER COMMON SHARE:
  BASIC                                  $2.33    $1.54 $(4.98)

  DILUTED                                $2.19    $1.46 $(4.98)

 * The Corporation accounts for revenue from a wide range of business activities as "trading". See table on page 12.

   Certain prior period amounts have been reclassified to conform to the current presentation.









                               10



           BANKERS TRUST CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED YEAR-TO-DATE STATEMENT OF INCOME
              (in millions, except per share data)
                           (unaudited)


NINE MONTHS ENDED SEPTEMBER 30,                    1997    1998
REVENUE
  Net interest revenue                           $  986  $1,104
  Trading revenue*                                1,013    (53)
  Credit loss provision-loans                         -    (20)
  Credit loss provision-trading                    (10)   (210)
  Fiduciary & funds management                      775     819
  Corporate finance fees                            789     965
  Other fees & commissions                          439     584
  Net revenue from equity investments               129     203
  Securities available for sale
     gains (losses)                                 100     (81)
  Insurance premiums                                203     202
  Other                                             277     139
Total revenue                                     4,701   3,652
EXPENSES
  Salaries and commissions                          941   1,063
  Incentive compensation & employee benefits      1,362   1,200
  Agency & other professional service fees          296     374
  Communication & data services                     173     180
  Occupancy, net                                    132     156
  Furniture & equipment                             163     175
  Travel & entertainment                            101     123
  Provision for policyholder benefits               231     251
  Other                                             292     301
  Restructuring charges                              57       -
Total expenses                                    3,748   3,823
Income (loss) before income taxes                   953   (171)
Income taxes (benefit)                              294    (69)

NET INCOME (LOSS)                                $  659 $ (102)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK     $  622  $ (128)

Cash dividends declared per common share          $3.00   $3.00

EARNINGS (LOSS) PER COMMON SHARE:
  BASIC                                           $6.20 $(1.28)

  DILUTED                                         $5.85 $(1.28)

 * The Corporation accounts for revenue from a wide range of business activities as "trading". See table on page 12.

   Certain prior period amounts have been reclassified to conform to the current presentation.











                               11


COMBINED TRADING REVENUE AND TRADING-RELATED NET INTEREST REVENUE

The Corporation views trading revenue and trading-related net interest revenue (NIR) together, as presented in the table below.

                                         Third   Second   Third
                                       Quarter  Quarter Quarter
(in millions)                             1997     1998    1998
Trading Revenue*                          $387      $97  $(401)
Trading-Related Net Interest
  Revenue (Estimate)                       105      145     117
Total Trading Revenue &
  Trading-Related NIR                     $492     $242   $(284)

By Organizational Unit (in millions)
Investment Banking                        $161    $(84)  $(192)
Trading & Sales                            106      206    (46)
Global Institutional Services                2        2       1
Private Client Services Group                4        4      15
Australia/New Zealand/Int'l Funds Mgmt      31       41      63
Emerging Markets Group:
 Latin America                              24      (17)    (45)
 Emerging Europe, Middle East & Africa      44       36     (73)
 Asia                                       95       52      (9)
Corporate/Other                             25        2       2
Total Trading Revenue &
  Trading-Related NIR                     $492     $242   $(284)

* Before provision for trading-related credit losses.

Note: The Corporation accounts for revenue from a wide range of business activities as "trading". Investment Banking produces trading revenue in secondary market activities with clients, primarily in sectors where the Firm also serves as underwriter.
A small portion of trading revenue arises from private equity investments that are accounted for on a mark-to-market basis. Trading & Sales produces trading revenue through proprietary position-taking, including arbitrage, new derivative transactions with clients, as well as market making and other client activities. Australia/New Zealand/Int'l Funds Mgmt and Emerging Markets Group produce trading revenue from all the above business activities. Corporate/Other includes various transactions which, for management accounting purposes, are not recorded in Organizational Units.


                      NET INTEREST REVENUE

                                         Third   Second   Third
                                       Quarter  Quarter Quarter
($ in millions)                           1997     1998    1998

Nontrading-related net interest
 revenue(Estimate)                        $210     $221    $219
Trading-related net interest
 revenue (Estimate)                        105      145     117
Net interest revenue                      $315     $366    $336

Average rates (fully taxable basis)
  Yield on interest-earning assets        6.74%    6.95%   6.91%
  Cost of interest-bearing liabilities    5.72%    5.99%   5.99%
  Interest rate spread                    1.02%     .96%    .92%
  Net interest margin                     1.21%    1.12%   1.04%

Average balances ($ in billions)
  Loans                                   $19.0    $22.5    $23.2
  Total interest-earning assets          $105.7   $133.4   $131.3
  Total assets                           $139.8   $173.9   $175.6
  Total interest-bearing liabilities     $102.2   $129.9   $128.9



                               12

           BANKERS TRUST CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET
                          (in millions)

                    September 30 December 31 June 30 September 30
                            1997*      1997    1998*      1998*
ASSETS
Cash and due from banks  $  1,625  $  2,188 $  2,221   $  2,405
Interest-bearing
 deposits in banks          2,522     4,272    1,645      2,208
Federal funds sold          2,241     1,382    3,445      4,662
Sec. purch. under
  resale agreements        24,902    19,163   27,327     21,752
Securities borrowed        16,138    16,751   25,634     19,692
Trading assets:
 Government securities     11,650    11,397   11,342      9,398
 Corporate debt securities  9,362     8,128   10,375      7,626
 Equity securities          8,010     7,914   11,190      7,408
 Swaps, options & other
  derivatives***           13,520    17,673   16,167     19,083
 Other trading assets       9,833    11,460   14,375     14,867
  Total trading assets     52,375    56,572   63,449     58,382
Securities available
   for sale                 7,577     8,081   12,105     11,421
Loans***                   20,544    19,106   22,233     21,723
Customer receivables        1,711     1,547    1,701      1,709
Accounts receivable &
 accrued interest           3,977     4,785    6,351      5,542
Other assets                6,275     6,255    6,200      6,771
Total                    $139,887  $140,102 $172,311   $156,267
LIABILITIES
Noninterest-bearing deposits
  Domestic offices       $  2,134  $  2,776 $  3,314   $  2,885
  Foreign offices           1,294     1,952    1,717      2,330
Interest-bearing deposits
  Domestic offices         20,490    22,353   24,180     20,022
  Foreign offices          22,161    15,749   17,332     16,054
  Total deposits           46,079    42,830   46,543     41,291
Trading liabilities:
  Securities sold,
      not yet purchased
   Government securities    6,724     4,389   10,265      8,640
   Equity securities        5,445     5,273    8,650      8,814
   Other trading liabilities  407       519      581        969
  Swaps, options &
     other derivatives      13,517   17,065   15,271     16,731
  Total trading liabilities 26,093   27,246   34,767     35,154
Securities loaned and
 securities sold under
 repurchase agreements      20,158   17,896   26,057     22,973
Other short-term borrowings 19,329   19,577   27,049     20,264
Accounts payable and
  accrued expenses          6,255     6,536    5,866      5,289
Other liabilities***        3,798     4,250    6,250      6,011
Long-term debt not
 included in risk-based
   capital                  7,655    11,275   15,091     15,631
Long-term debt included in
 risk-based capital         2,918     3,312    3,351      3,221
Trust preferred
  capital securities**      1,471     1,472    1,474      1,419
Total liabilities         133,756   134,394  166,448    151,253
PREFERRED STOCK
  OF SUBSIDIARY                -         -       304        304
STOCKHOLDERS' EQUITY
Preferred stock               703       658      493        394
Common stock                  105       105      105        105
Capital surplus             1,541     1,563    1,607      1,610
Retained earnings           4,176     4,202    4,240      3,614
Common stock in treasury,
  at cost                    (545)     (889)    (985)    (1,118)
Other stockholders' equity    422       463      545        573
Accumulated other
 comprehensive income:
  Net unrealized gains
  (losses) on securities
    available for sale,
    net of taxes                86      (32)     (66)       (87)
  Foreign currency
    translation, net
    of taxes                  (357)     (362)    (380)      (381)
Total stockholders' equity   6,131     5,708    5,559      4,710
Total                     $139,887  $140,102 $172,311   $156,267

  * Unaudited
 ** Mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital
*** See table on page 15 for allocation of the allowance for credit losses.

Certain prior period amounts have been reclassified to conform to the current presentation.

                               13






                     STOCK AND CAPITAL DATA


                                         Third   Second   Third
                                       Quarter  Quarter Quarter
                                          1997     1998    1998

FOR THE QUARTER
Return on Average Common
 Stockholders' Equity                      17.4%   12.1%     N/M
Return on Average Total Assets              .70%    .38%     N/M


PER COMMON SHARE
Earnings (Loss):
  Basic                                    $2.33     $1.54 $(4.98)
  Diluted                                  $2.19     $1.46 $(4.98)
Cash Dividends Declared                    $1.00     $1.00  $1.00
Market Price, End of Period              $122.38   $116.06 $59.00
Book Value, End of Period                 $51.65    $49.27 $43.51


COMMON SHARES (shares in thousands except par value)
Common stock $1 par value:
   Authorized, at period end           300,000  300,000 300,000
   Issued, at period end               105,362  105,380 105,380
Common stock in treasury,
   at period end                         5,757    8,903  10,177
Average Common and Common Equivalent
 Shares Outstanding
   Basic                               100,773  100,949  99,299
   Diluted                             107,449  106,645  99,299(2)


CAPITAL RATIOS, END OF PERIOD
Common Stockholders' Equity to
  Total Assets                              3.9%     2.9%    2.8%
Total Stockholders' Equity to
  Total Assets                              4.4%     3.2%    3.0%
Bankers Trust Corporation:
   Risk-Based Capital Ratios (1)
      Tier 1 Capital                       8.44%    8.14%   7.06%
      Total Capital                       13.55%   14.23%  13.28%
   Leverage Ratio (1)                      4.90%    3.67%   2.94%
Bankers Trust Company:
   Risk-Based Capital Ratios (1)
      Tier 1 Capital                       8.71%    9.46%  10.53%
      Total Capital                       12.15%   13.48%  14.68%
   Leverage Ratio (1)                      5.32%    5.24%   5.32%


N/M Not Meaningful.
(1) Regulatory capital ratios at September 30, 1998 are preliminary. The risk-based capital ratios have been calculated under the new market risk amendment to the risk-based capital guidelines.
(2) Due to a loss for the period, no incremental shares are included in the EPS calculation because the effect would be antidilutive.








                               14

      NONPERFORMING ASSETS AND ALLOWANCE FOR CREDIT LOSSES
                          (in millions)

                                 September 30 June 30 September 30
                                         1997   1998       1998

Nonperforming assets

Cash basis loans
  Secured by real estate                 $140   $104       $ 96
  Real estate related                      25     14         14
  Highly leveraged                         56     23         57
  Other                                    77    116         90
Total cash basis loans                   $298   $257       $257

Renegotiated loans                        $37    $26        $26

Other real estate                        $190   $187       $122

Other nonperforming assets
  (primarily trading)                      $5   $447       $375

Total allowance for credit losses

Balance, beginning of quarter            $973 $1,006     $1,011

Net charge-offs
  Charge-offs
    Loans                                  17     23         37
    Trading assets                         13     38        115
      Total charge-offs                    30     61        152

  Recoveries
    Loans                                   3      6          6
    Trading assets                         16      -          -
      Total recoveries                     19      6          6

Total net charge-offs                      11     55        146

Credit loss provision-loans                 -      -         20
Credit loss provision-trading              10     60         90
      Total credit loss provision          10     60        110

Balance, end of quarter (a)              $972 $1,011     $  975

(a) Allocation of allowance
       for credit losses*:
     Loans                               $759 $  678       $667
     Trading assets                       200    320        295
     Other liabilities                     13     13         13
Balance, end of quarter                  $972 $1,011       $975

* The Corporation believes that the total allowance for credit losses is available for credit losses in its entire portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. Due to a multitude of complex and changing factors that are collectively weighed in determining the adequacy of the allowance for credit losses, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change.




                               15



           EMERGING MARKETS CROSS-BORDER EXPOSURES(1)
                         ($ in billions)

                                                   % Change from
                        December 31,  September 30,  December 31,
                                1997           1998        1997

Korea, Republic of              $1.6           $1.0       (38)%
Indonesia                        1.3            0.6       (54)%
Hong Kong                        1.0            0.3       (70)%
Thailand                         0.6            0.3       (50)%
Malaysia                         0.3            0.1       (67)%
Other(2)                         1.1            1.0        (9)%
Total Emerging Asia             $5.9           $3.3       (44)%


Brazil                          $1.9           $0.9       (53)%
Mexico                           1.0            0.8       (20)%
Argentina                        0.8            0.6       (25)%
Venezuela                        0.3            0.1       (67)%
Other(3)                         0.8            0.6       (25)%
Total Latin America             $4.8           $3.0       (38)%

Russian Federation              $1.1           $0.3       (73)%

Total                          $11.8           $6.6       (44)%

As % of Total Assets             8.4%           4.2%


(1) Based on FFIEC instructions. Shown by country of ultimate risk. Excludes local country claims on local residents.
(2) Includes Peoples Republic of China, Republic of Taiwan, India, Philippines, Singapore and Sri Lanka.
(3) Includes Chile, Colombia, Peru, Ecuador, Nicaragua, Panama and Uruguay.






















                               16





                    BANKERS TRUST CORPORATION
                       130 LIBERTY STREET
                    NEW YORK, NEW YORK 10006



David C. Fisher
Controller and Principal
 Accounting Officer



                                   October 23, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust Corporation's
Report on Form 8-K dated October 22, 1998 (the "Form 8-K").  The
Form 8-K is being filed electronically through the EDGAR System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-
3681.

                              Very truly yours,

                              BANKERS TRUST CORPORATION



                              By: DAVID C. FISHER
                                  DAVID C. FISHER
                                  Controller and Principal
                                  Accounting Officer